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Green Dot Corporation
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Green Dot Disagrees with Proxy Advisory Firm ISS’ Analysis

- Urges Stockholders to Vote on the WHITE proxy card “FOR” Green Dot’s Three Experienced and Highly-Qualified Nominees -

Pasadena, CA - May 12, 2016 - Green Dot Corporation (NYSE: GDOT) (the “Company”) today issued the following statement in response to a May 11, 2016 report from Institutional Shareholder Services (“ISS”) relating to the election of directors to Green Dot’s Board of Directors at the Company’s May 23, 2016 Annual Meeting of Stockholders.

Green Dot urges stockholders to vote on the WHITE proxy card “FOR” the reelection of Green Dot’s highly-qualified and experienced director nominees: Steven W. Streit, Timothy R. Greenleaf and Michael J. Moritz.

“We strongly disagree with ISS’ recommendation and firmly believe they reached the wrong conclusion. Green Dot stockholders should vote for the Company’s highly qualified nominees, who are critical for us to continue the successful execution of our Six-Step Plan that is already creating significant shareholder value. Replacing three of the Board’s 10 directors - including Green Dot’s Chairman and Chief Executive Officer - with Harvest’s nominees introduces material and unnecessary risk that could derail Green Dot’s strategy for long-term value creation. It is the wrong move at the wrong time and puts the future at risk for stockholders.”

We believe stockholders should seriously consider the numerous oversights in ISS’ recommendation when voting:

•
Since fourth quarter earnings, Green Dot shares have traded 22% higher. Green Dot shares traded up 8% the day after the Company reported fourth quarter 2015 earnings, and shares traded up 2% after the Company reported first quarter 2016 earnings. ISS failed to recognize Green Dot’s material improvement in financial performance, while the stock market clearly did.

•
Green Dot Bank earned $21 million in pre-tax profitability in 2015, as reported on the fourth quarter 2015 earnings call. ISS criticized the performance of Green Dot Bank based on net interest margin. This shows a gross misunderstanding about the structure of Green Dot Bank as an issuer of prepaid cards and NOT as a lender. In fact, Green Dot Bank only received regulatory approval to lend in early 2016.

•
Management, with Board oversight, successfully executed the discontinuation of MoneyPak. Green Dot’s largest retail partners, regulators and consumer advocates would strongly agree. ISS criticized the discontinuation of MoneyPak due to “concerns regarding the risk evaluation process by management,” but management and the Board clearly evaluated the risk, planned an orderly discontinuation, and avoided material regulatory fines.

Green Dot is creating significant shareholder value, and appointing Harvest’s nominees risks derailing the Company’s positive momentum. Consider the following:

•	Green Dot’s stock has appreciated 40% since management publicly disclosed new initiatives to drive future growth;

•	Green Dot’s clear Six-Step Plan is on track - investors are just beginning to realize the financial rewards of the Company’s winning strategy and execution;

•	Green Dot’s Board’s nominees have the right experience to oversee the execution of Green Dot’s current strategy and enhance long-term shareholder value; and

•
It is the wrong time to effect board and senior leadership changes which, in turn, would damage key business and regulatory relationships and destabilize the Company’s ability to execute going forward.

“Independent of ISS’ recommendations, we are confident stockholders will reach the conclusion that Green Dot’s highly-qualified nominees have the experience and expertise necessary to continue successfully leading the Company forward.”

As such, the Company recommends that stockholders vote FOR the election of ALL of the Company’s Board of Directors nominees on the WHITE proxy card at the 2016 Annual Meeting of Stockholders. Green Dot also advises stockholders not return the “green” card, even to withhold on Harvest’s nominees.

Green Dot stockholders that have questions or need assistance in voting their shares on the WHITE proxy card should contact:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (877) 800-5186
Banks and Brokers call collect: (212) 750-5833

About Green Dot
Green Dot Corporation, along with its wholly owned subsidiaries, is a pro-consumer financial technology innovator with a mission to provide a full range of affordable and accessible financial services to the masses. Green Dot is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leader in mobile technology and mobile banking with its award-winning GoBank mobile checking account and a top 20 debit card issuer among all banks and credit unions in the country. Through its wholly owned subsidiary, TPG, Green Dot is additionally the largest processor of tax refund disbursements in the U.S. Green Dot's products and services are available to consumers through a large-scale "branchless bank" distribution network of more than 100,000 U.S. locations, including retailers, neighborhood financial service center locations, and tax preparation offices, as well as online, in the leading app stores and through leading online tax preparation providers. Green Dot Corporation is headquartered in Pasadena, Calif., with additional facilities throughout the United States and in Shanghai, China.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contained in the forward-looking statements contained in this press release. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the timing and impact of revenue growth activities, the Company’s dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company’s reliance on retail distributors for the promotion of its products and services, demand for the Company’s new and existing products and services, continued and improving returns from the Company’s investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company’s ability to operate in a highly regulated environment, changes to existing laws or regulations affecting the Company’s operating methods or economics, the Company’s reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company’s involvement litigation or investigations. These and other risks are discussed in greater detail in the Company’s Securities and Exchange Commission filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company’s investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this press release is as of May 12, 2016, and the Company assumes no obligation to update this information as a result of future events or developments.

Contacts

Investor Relations
IR@greendot.com

Media Relations
Brian Ruby, 203-682-8286
Brian.Ruby@icrinc.com
or
John Christiansen/Meghan Gavigan, 415-618-8750
jchristiansen@sardverb.com / mgavigan@sardverb.com